The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 19, 2015

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 307 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated May , 2015
Rule 424(b)(2)

STRUCTURED INVESTMENTS Opportunities in International Equities

$

Leveraged Basket-Linked Notes due November , 2016 to February , 2017

Principal at Risk Securities

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of an unequally weighted basket comprised of the ordinary shares of the 23 Spanish companies (the “basket stocks”) included in the MSCI Spain 25/50 Index (the “index”) as measured from the trade date to and including the determination date (expected to be between 18 and 21 months after the trade date). The initial basket level is 100 and the final basket level on the determination date will equal the sum of the products, as calculated for each basket stock, of: (i) the final stock price on the determination date multiplied by (ii) the applicable multiplier for such basket stock. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level on the determination date is less than the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The basket is unequally weighted and is comprised of the ordinary shares of the following 23 Spanish companies: Abertis Infraestructuras SA, ACS Actividades de Construccion y Servicios SA, Amadeus IT Holding SA, Banco Bilbao Vizcaya Argenta, Banco De Sabadell SA, Banco Popular Espanol, Banco Santander SA, Bankia SA, Bankinter, SA, Caixabank SA, Distribuidora Internacional de Alimentacion SA, Enagas SA, Ferrovial SA, Gas Natural SDG SA, Grifols SA, Iberdrola SA, Inditex, International Consolidated Airlines Group SA, Mapfre SA, Red Electrica Corporacion SA, Repsol SA, Telefonica SA and Zardoya Otis SA.

The weightings of the basket stocks within the basket are different than their weightings within the MSCI Spain 25/50 Index, and the performance of the basket may not correlate with the performance of the index. The basket was composed on February 19, 2015 and includes all of the constituents of the index as of that time. To determine the initial weights of each basket stock, the calculation agent began with the weights of the 23 companies in the index as of February 19, 2015 (the “February weights”). The calculation agent then reweighted each of the basket stocks so that no basket stock was weighted in excess of 5% of the basket. For each basket stock having an initial weight of more than 5%, the excess weight was distributed to each of the other basket stocks pro rata according to their February weights such that no basket stock would have a weight greater than 5%. For a detailed description of the methodology used in composing the basket, see “The Basket and the Basket Stocks” on page 24.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the basket level from the initial basket level to the final basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 112% to 122% (to be determined on the trade date) times (c) the basket return; or
●	if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $968.90 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$1,000	$0	$1,000
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer at the original issue price of 100.00%, or $1,000 per face amount of notes. Such dealer will sell the notes to investors at the same price without a discount or commission. Investors that purchase and hold the notes in fee-based accounts may be charged fees based on the amount of assets held in those accounts, including the notes. For more information see “Summary Information—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Summary Information—Use of proceeds and hedging” beginning on page 10.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 17.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Summary Information—Key Terms” on page 3.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

● Prospectus dated November 19, 2014

● Prospectus Supplement dated November 19, 2014

The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $968.90, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Basket Stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Stocks, instruments based on the Basket Stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Upside Participation Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Leveraged Basket-Linked Notes, which we refer to as the notes, are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.

Key Terms

Issuer: Morgan Stanley

Basket: an unequally weighted basket comprised of the ordinary shares of the 23 Spanish companies included in the MSCI Spain 25/50 Index.

Basket Stocks: the 23 ordinary shares listed under “The Basket and the Basket Stocks” on page 24; the Basket Stocks were selected using the selection criteria described under “The Basket and the Basket Stocks” on page 24.

For more information on the Basket and the Basket Stocks, see “The Basket and the Basket Stocks” on page 24.

Basket Stock Issuer: the issuer of a Basket Stock listed under “The Basket and the Basket Stocks” on page 24.

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 17 of this document.

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

•	if the Final Basket Level is greater than the Initial Basket Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Basket Return; or
•	if the Final Basket Level is equal to or less than the Initial Basket Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Basket Return.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Initial Basket Level. Any payment of the Cash Settlement Amount is subject to the credit of the Issuer.

Initial Basket Level: 100, which will be equal to the sum of the products, as calculated separately for each Basket Stock, of (i) the Initial Stock Price and (ii) the applicable Multiplier for such Basket Stock.

Initial Stock Price: With respect to each Basket Stock, the Stock Price of such Basket Stock on the Trade Date.

If the Trade Date is not a Trading Day with respect to any Basket Stock or if there is a Market Disruption Event with respect to any Basket Stock on the Trade Date, the Initial Stock Price solely with respect to such affected Basket Stock will be determined on the next succeeding Trading Day with respect to such

Basket Stock on which no Market Disruption Event occurs with respect to such Basket Stock; provided that the Initial Stock Price for such Basket Stock will be determined no later than five Trading Days following the scheduled Trade Date. If the Initial Stock Price with respect to any Basket Stock has not been determined by the fifth Trading Day following the Trade Date, the Calculation Agent will determine the Initial Stock Price for such Basket Stock on such fifth Trading Day, as the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as shall make such bid prices available to the Calculation Agent after 3:00 p.m. (local time in such principal market) on such Trading Day. The determination of the Initial Stock Prices for the unaffected Basket Stocks will not be postponed.

Final Stock Price: With respect to each Basket Stock, the Stock Price of such Basket Stock on the Determination Date, except in the limited circumstances described under “Postponement of Determination Date” below, and subject to adjustment as provided under “Adjustments to the Multipliers” below.

Basket Closing Price: On the Determination Date, the sum of the following, calculated separately for each Basket Stock: (i) the Final Stock Price multiplied by (ii) the applicable Multiplier for such Basket Stock.

Final Basket Level: The Basket Closing Price on the Determination Date, except in the limited circumstances described under “Postponement of Determination Date” below.

Basket Return: The quotient of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage

Multiplier: The Multiplier for each Basket Stock will be set on the Trade Date and will be equal to the quotient of (i) the product of (a) the Initial Weight of such Basket Stock times (b) 100 divided by (ii) the Initial Stock Price for such Basket Stock. The Multiplier is based on such Basket Stock’s respective Initial Stock Price so that each Basket Stock is reflected in the predetermined Initial Basket Level in accordance with its Initial Weight.

Initial Weight: for each of the Basket Stocks, the Initial Weight applicable to such Basket Stock, as set forth in the “The Basket and the Basket Stocks” on page 24.

Upside Participation Rate: 112% to 122%. The actual Upside Participation Rate will be determined on the Trade Date.

Trade Date: May , 2015

Original Issue Date (Settlement Date) (to be set on the Trade Date): May , 2015 (5 Business Days after the Trade Date)

Determination Date (to be set on the Trade Date): Expected to be between November , 2016 and February , 2017, subject to postponement as described under “Postponement of Determination Date” below.

Stated Maturity Date (to be set on the Trade Date): Expected to be between November , 2016 and February , 2017 (3 Business Days after the Determination Date), subject to postponement as described below. The Stated Maturity Date is a pricing term and will be determined by us on the Trade Date.

Postponement of Determination Date: If the scheduled Determination Date is not a Trading Day with respect to any Basket Stock or if there is a Market Disruption Event with respect to any Basket Stock on the Determination Date, the Final Stock Price solely with respect to such affected Basket Stock will be determined on the next succeeding Trading Day with respect to such Basket Stock on which no Market Disruption Event occurs with respect to such Basket Stock. If the Final Stock Price for any Basket Stock has not been determined by the fifth Trading Day following the scheduled Determination Date, the Calculation Agent will determine the Final Stock Price for such Basket Stock on such fifth Trading Day, as the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as shall make such bid prices available to the Calculation Agent after 3:00 p.m. (local time in such principal market) on such Trading Day. The determination of the Final Stock Prices for the unaffected Basket Stocks will not be postponed.

The Final Basket Level will be determined on the date on which the Final Stock Prices for all Basket Stocks have been determined.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for a Basket Stock or if a Market Disruption Event occurs with respect to a Basket Stock on that day so that the date on which the Final Stock Price for all Basket Stocks has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Maturity Date of the notes will be postponed to the second Business Day following such date.

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Stock Price: The Stock Price of a Basket Stock (or one unit of any other security for which a Stock Price must be determined) on any Trading Day means the official closing price of such Basket Stock (or any such other security) as reported by the principal exchange on which such Basket Stock (or any such other security) is traded on such Trading Day.

Business Day: As described under “General Terms of Notes—Some Definitions—business day” on page S-7 of the accompanying prospectus supplement

Trading Day: With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the exchange on which such Basket Stock has its primary listing.

Market Disruption Event: “Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a)	a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or
(b)	a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or
(c)	the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Adjustments to the Multipliers: The Multiplier with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the relevant Basket Stock Issuer, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.

3. If a Basket Stock Issuer issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Stock Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the notes, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Stock Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Stock Price.

4. There will be no required adjustments to the Multiplier to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Stock Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Stock Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Stock Price, and the denominator of which is the amount by which the Base Stock Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Stock Price, then, instead of adjusting the Multiplier, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks (as defined below) as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable

5. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the relevant Basket Stock Issuer, (ii) a Basket Stock Issuer or the issuer of any surviving entity or subsequent surviving entity of the relevant Basket Stock Issuer (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) a Basket Stock Issuer or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) a Basket Stock Issuer is liquidated, (v) a Basket Stock Issuer issues to all of its shareholders equity securities of an issuer other than the relevant Basket Stock Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) a Basket Stock Issuer or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock (as defined below) on the Determination Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on the Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to the Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Stock Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Stock Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Stock Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Stock Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) will be adjusted by multiplying (A) the amount of cash received per share of the Affected Basket Stock as adjusted by the applicable Multiplier for such Affected Basket Stock on the date of such Reference Basket

Event by (B) a fraction the numerator of which is the product of the Stock Price of such Unaffected Basket Stock and the Multiplier of such Unaffected Basket Stock each as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Stock Price of each of the Unaffected Basket Stocks and the corresponding Multiplier of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Stock Price for such Basket Stock on the Determination Date determined by the Calculation Agent will be an amount equal to:

(x) if applicable, the Stock Price of the Basket Stock times the Multiplier then in effect for such Basket Stock; and

(y) if applicable, for a New Stock, the Stock Price of such New Stock times the New Stock Multiplier then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “Stock Price” and “Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Stock Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the relevant Basket Stock Issuer or the subjection of such relevant Basket Stock Issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Stock Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Stock Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Stock then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Multipliers will be made up to and including the Determination Date.

No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Stock Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Final Basket Level on the Determination Date made pursuant to paragraph 5 above, upon written request by any investor in the notes.

Event of Default: As described under “Description of Debt Securities—Event of Default” on page 32 of the accompanying prospectus.

Alternate Exchange Calculation in Case of an Event of Default: If an Event of Default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the notes, which we describe below, the holders of the notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Determination Date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Use of proceeds and hedging: The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the Basket Stocks or in options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the Stock Prices of the Basket Stocks on the Trade Date, and therefore increase the prices at or above which the Basket Stocks must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the Determination Date, by purchasing and selling the Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Basket Stocks, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds, see “Use of Proceeds” in the accompanying prospectus.

Benefit Plan Investor Considerations: Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA

Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the Issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: MS & Co., acting as agent for Morgan Stanley, will sell all of the notes that it purchases from us to an unaffiliated dealer at the original issue price of 100.00%, or $1,000 per Face Amount of notes. Such dealer will sell the notes to investors at the same price without a discount or commission. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the level of the Upside Participation Rate, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus and “Use of Proceeds and Hedging” above.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the fifth scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than three Business Days after the Trade Date, purchasers who wish to transact in the notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Cash Settlement Amount, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Level, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Adjustments to the Multipliers” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP no.: 61761JZE2

ISIN: US61761JZE27

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Basket Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day during the term of the notes, and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Stocks have at times experienced periods of high volatility - meaning that the prices of the Basket Stocks have changed considerably in relatively short periods - and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Trade Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Basket Stocks, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Hypothetical Upside Participation Rate:	117% (the midpoint of the expected range set forth on the cover of this pricing supplement)
Initial Basket Level:	100

•	Neither a Market Disruption Event nor a non-Trading Day with respect to any Basket Stock occurs on the Determination Date.
•	No reorganization event occurs with respect to any Basket Stock.
•	Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

Moreover, we have not yet set the Initial Stock Price for each Basket Stock that will serve as the baselines for determining the Basket Return and the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Stock Price for each Basket Stock may differ substantially from the price of such Basket Stock at any time prior to the Trade Date.

For these reasons, the actual performance of the Basket and the Basket Stocks over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket and the Basket Stocks shown elsewhere in this document. For information about the historical prices of each Basket Stock during recent periods, see “The Basket and The Basket Stocks” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	217.000%
175.000%	187.750%
150.000%	158.500%
125.000%	129.250%
120.000%	123.400%
110.000%	111.700%
100.000%	100.000%
90.000%	90.000%
80.000%	80.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount would be 25.000% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose 75.000% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than the Initial Basket Level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, in a loss of principal to the holder of the notes.

Hypothetical Payoff Diagram

RISK FACTORS

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt notes in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Basket Level is less than the Initial Basket Level, you will receive for each note that you hold a Cash Settlement Amount that is less than the Face Amount of each note by an amount proportionate to the decrease in the Final Basket Level from the Initial Basket Level. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Morgan Stanley On The Trade Date

We will not fix the Stated Maturity Date until the Trade Date, and so you will not know the exact term or the Determination Date of the notes at the time that you make your investment decision. The term could be as short as approximately 1 year and 6 months, and as long as approximately 1 year and 9 months. You should be willing to hold your Notes for up to approximately 1 year and 9 months, and the Stated Maturity Date selected by us could have an impact on the value of the notes. For example, if the Basket appreciates, a note with a shorter term will result in a higher annualized return based on that appreciation than a note with a longer term. In addition, the Basket may be lower on the actual Determination Date and the Cash Settlement Amount may be lower than if the Determination Date and Stated Maturity Date had been set differently in the three-month range.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Basket and each Basket Stock at any time, volatility (frequency and magnitude of changes in price) of each of the Basket Stocks, the dividend yield, if any, of the Basket Stocks, the actual or expected positive or negative correlation among the Basket Stocks, or the actual or expected absence of any such correlation, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Stocks or equities markets generally and which may affect the Final Stock Prices of the Basket Stocks, and any actual or anticipated changes in our credit ratings or credit spreads. The prices of the Basket Stocks may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and The Basket Stocks ” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To The Credit Risk Of Morgan Stanley, And Any Actual Or Anticipated Changes To Its Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The Amount Payable On The Notes Is Not Linked To The Prices Of The Basket Stocks At Any Time Other Than The Determination Date

The Final Basket Level will be based on the Stock Prices of the Basket Stocks on the Determination Date, subject to adjustment for non-Trading Days and certain Market Disruption Events. Even if the prices of some or all of the Basket Stocks appreciate prior to the Determination Date but then drop by the Determination Date, the Cash Settlement Amount will be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the prices of the Basket Stocks prior to such drop. Although the actual prices of the Basket Stocks on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Stock Prices on the Determination Date, the Cash Settlement Amount will be based solely on the Stock Prices of the Basket Stocks on the Determination Date as compared to their respective Initial Stock Prices.

Changes In The Price Of One Or More Of The Basket Stocks May Offset Changes In The Prices Of The Others

Movements in the prices of the Basket Stocks may not correlate with each other. At a time when the price of one or more Basket Stocks increases, the price of one or more of the other Basket Stocks may not increase as much, or may decline. Therefore, in calculating the Basket Return, increases in the price of one or more Basket Stocks may be moderated, or wholly offset, by lesser increases or declines in the price of one or more of the other Basket Stocks. Further, the Basket is not equally weighted among the Basket Stocks. Decreases in the price of a more heavily weighted Basket Stock could moderate or wholly offset increases in the prices of less heavily weighted Basket Stocks. If the Final Basket Level has declined from the Initial Basket Level, you will receive at maturity an amount that is less, and may be significantly less, than the Face Amount of your notes, and which could be zero.

Stock Prices Are Volatile

The Stock Prices of ordinary shares can be volatile. Fluctuations in the Stock Prices of the Basket Stocks may result in a significant disparity between the prices of the Basket Stocks on the Determination Date and the overall performance of the Basket Stocks throughout the term of the notes.

The Notes Are Linked To The Basket Stocks And Are Subject To Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity Securities

The notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the Basket Stocks are traded in foreign currencies, the value of your notes (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The Method Of Selecting The Basket Stocks May Not Result In A Positive Basket Return

The Basket consists of the ordinary shares of the 23 Spanish companies included in the MSCI Spain 25/50 Index as of February 19, 2015, as described under “The Basket and the Basket Stocks” on page 24 below. The Calculation Agent capped the weight of any company that was weighted at more than 5% within the index at 5%, and distributed the excess weight to each of the other basket stocks pro rata according to their February weights. The Calculation Agent repeated this reweighting process iteratively until no Basket Stock was weighted more than 5%, and the Initial Weights were thus established. There can be no assurance that the methodology used to select and determine the weights of the Basket Stocks will result in a positive Basket Return. In fact, consideration of the likelihood of an increase in the Basket Stocks’ prices during the term of your notes was not taken into account as part of the selection process. If the Basket Return is negative, you will lose a portion of your investment in the notes and may lose your entire investment, depending on the performance of the Basket. A Basket comprised through different criteria may have resulted in a positive return and therefore a higher Cash Settlement Amount than that which you may receive on the notes.

The Basket Is Static And Was Selected Using Data As Of February 19, 2015, Not As Of The Trade Date

The Basket consists of the ordinary shares of the 23 Spanish companies included in the MSCI Spain 25/50 Index as of February 19, 2015 (as described under “The Basket and the Basket Stocks” on page 24 below).

The Basket is static, meaning that the constituents of the Basket will not change even if the index changes (e.g. if a Basket Stock is removed from the MSCI Spain 25/50 Index because it becomes a small-capitalization stock, or if a new stock is added to the MSCI Spain 25/50 Index). In addition, because the weightings of the Basket Stocks were established using data as of February 19, 2015, the weightings have not been updated as of the Trade Date and will not reflect any changes in weightings of the stocks within the MSCI Spain 25/50 Index. As a result, there can be no assurance that the Basket will perform as well as one selected and weighted using data as of the Trade Date or one selected and weighted using a different date.

The Basket And The Index From Which The Basket Stocks Are Selected Are Different, And The Performance Of The Basket May Not Correlate With The Performance Of The Index

The weightings of the Basket Stocks are different than their weightings within the index. Therefore, while the Basket is comprised of the same stocks as the index, the performance of the Basket will not necessarily follow the performance of the index, and consequently, the return on the notes will not be the same as investing directly in the index or in the stocks comprising the index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index. In fact, there is a risk that the performance of the Basket may be significantly worse than the performance of the index.

If The Level Of The Basket Changes, The Market Value Of Your Notes May Not Change In The Same Manner

Your notes may trade quite differently from the performance of the Basket. Changes in the level of the Basket may not result in comparable changes in the market value of your notes. This is because your Cash Settlement Amount at maturity will be based only on the Final Basket Level. If the Basket Return is negative (i.e., the Final Basket Level is less than the Initial Basket Level), you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

Morgan Stanley Is Not Affiliated With The Basket Stock Issuers

We are not affiliated with any of the Basket Stock Issuers, and the Basket Stock Issuers are not involved with this offering in any way. Consequently, we have no ability to control the actions of the Basket Stock

Issuers, including any corporate actions of the type that would require the Calculation Agent to adjust the Multipliers of the Basket Stocks. The Basket Stock Issuers have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the Basket Stock Issuers.

Morgan Stanley May Engage In Business With Or Involving One Or More Of The Basket Stock Issuers Without Regard To Your Interests

We or our affiliates may presently or from time to time engage in business with one or more of the Basket Stock Issuers without regard to your interests, including extending loans to, or making equity investments in, one or more of the Basket Stock Issuers or their affiliates or subsidiaries, or providing advisory services to one or more of the Basket Stock Issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the Basket Stock Issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Basket Stocks. These research reports may or may not recommend that investors buy or hold the Basket Stocks. The Basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the Basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the Basket Stock Issuers in our research reports.

You Have No Shareholder Rights

Investing in the notes is not equivalent to investing in the Basket Stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any Basket Stock.

The Final Stock Prices Of The Basket Stocks May Come To Be Based On The Value Of The Common Stock Of Companies Other Than Basket Stock Issuers

Following certain corporate events relating to a Basket Stock, such as a stock-for-stock merger where the Basket Stock is not the surviving entity, you will receive at maturity an amount based on the Stock Price of the common stock of a successor corporation to the Basket Stock Issuer. Following certain other corporate events relating to a Basket Stock, such as a merger event where holders of the Basket Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such Basket Stock, the value of such cash consideration will be reallocated equally across the other, unaffected Basket Stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks under “Summary Information—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your notes.

The Adjustments To The Multipliers The Calculation Agent Is Required To Make Do Not Cover Every Corporate Event That Can Affect The Basket Stocks

MS & Co., as Calculation Agent, will adjust the Multiplier for a Basket Stock for certain events affecting the Basket Stock, such as stock splits and stock dividends, and certain other corporate actions involving the Basket Stock Issuer, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Basket Stocks. For example, the Calculation Agent is not required to make any adjustments if a Basket Stock Issuer or anyone else makes a partial tender or partial exchange offer for that Basket Stock. If an event occurs that does not require the Calculation Agent to adjust a Multiplier, the market price of the notes may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, a Multiplier may materially and adversely affect the market price of the notes.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes

As Calculation Agent, MS & Co. will determine the Initial Stock Prices, the Final Stock Prices and the Final Basket Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, adjustments to the Multipliers and the amount due and payable upon any acceleration of the notes. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Summary Information—Postponement of Determination Date,” “—Stock Price,” “

Trading Day,” “—Market Disruption Event,” “—Adjustments to the Multipliers,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent” above. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Subsidiaries Could Potentially Adversely Affect The Value Of The Notes

One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Basket Stocks), including trading in the Basket Stocks as well as in other instruments related to the Basket Stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our subsidiaries also trade the Basket Stocks and other financial instruments related to the Basket Stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Stock Prices, and, therefore, could increase the prices at or above which the Basket Stocks must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the prices of the Basket Stocks on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to any compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

Past Performance Is No Guide To Future Performance

The actual performance of the Basket Stocks over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Stock Prices of the Basket Stocks or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Basket Stocks.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Notes supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and character of income on the Notes might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the Notes as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Notes every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Notes as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET STOCKS

General

The Basket consists of the ordinary shares of 23 Spanish companies included in the MSCI Spain 25/50 Index (which we refer to as the index). The index covers approximately 85% of the equity universe in Spain and includes all large and mid-capitalization stocks that trade on the Primer Mercado segment of the Madrid Stock Exchange. More information about how MSCI constructs its indices is described below. The Basket is static, meaning it will not change based on any future changes in the index stocks or their weightings within the index.

The Calculation Agent selected the 23 basket stocks from the index on February 19, 2015 and weighted the basket using the methodology described below. For more information on the index, see “Annex A—MSCI Spain 25/50 Index.”

Determination of Initial Weights

To determine the Initial Weights of each Basket Stock, the Calculation Agent began with the weights of the 23 companies in the index as of February 19, 2015 (the “February weights”)

Next, the Calculation Agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other basket stocks pro rata according to their February weights. The Calculation Agent repeated this reweighting process iteratively until no Basket Stock had a weight greater than 5%, and the Initial Weights were thus established.

Basket Stocks

The following table lists the Basket Stocks and their corresponding Bloomberg tickers, Basket Stock Issuers, primary listings, types of security, weights in the index as of February 19, 2015, Initial Weights, Multipliers and Initial Stock Prices.

Bloomberg Ticker	Basket Stock Issuer	Primary Listing	Type of Security	Weight in the Index on 2/19/2015*	Initial Weight**	Multiplier***	Initial Stock Price (EUR)***
ABE SM	Abertis Infraestructuras SA	Primer Mercado	Ordinary Shares	2.61%	4.661%
ACS SM	ACS Actividades de Construccion y Servicios SA	Primer Mercado	Ordinary Shares	2.47%	4.396%
AMS SM	Amadeus IT Holding SA	Primer Mercado	Ordinary Shares	4.63%	5.000%
BBVA SM	Banco Bilbao Vizcaya Argenta	Primer Mercado	Ordinary Shares	11.49%	5.000%
SAB SM	Banco De Sabadell SA	Primer Mercado	Ordinary Shares	2.90%	5.000%
POP SM	Banco Popular Espanol	Primer Mercado	Ordinary Shares	2.53%	4.504%
SAN SM	Banco Santander SA	Primer Mercado	Ordinary Shares	21.15%	5.000%
BKIA SM	Bankia SA	Primer Mercado	Ordinary Shares	2.13%	3.797%
BKT SM	Bankinter, SA	Primer Mercado	Ordinary Shares	1.30%	2.312%
CABK SM	Caixabank SA	Primer Mercado	Ordinary Shares	2.70%	4.807%
DIA SM	Distribuidora Internacional de Alimentacion SA	Primer Mercado	Ordinary Shares	1.82%	3.237%
ENG SM	Enagas SA	Primer Mercado	Ordinary Shares	2.15%	3.839%
FER SM	Ferrovial SA	Primer Mercado	Ordinary Shares	2.85%	5.000%
GAS SM	Gas Natural SDG SA	Primer Mercado	Ordinary Shares	2.52%	4.485%
GRF SM	Grifols SA	Primer Mercado	Ordinary Shares	2.18%	3.885%
IBE SM	Iberdrola SA	Primer Mercado	Ordinary Shares	4.52%	5.000%
ITX SM	Inditex	Primer Mercado	Ordinary Shares	5.07%	5.000%
IAG SM	International Consolidated Airlines Group SA	Primer Mercado	Ordinary Shares	3.07%	5.000%
MAP SM	Mapfre SA	Primer Mercado	Ordinary Shares	1.56%	2.783%
REE SM	Red Electrica Corporacion SA	Primer Mercado	Ordinary Shares	2.78%	4.947%
REP SM	Repsol SA	Primer Mercado	Ordinary Shares	4.09%	5.000%
TEF SM	Telefonica SA	Primer Mercado	Ordinary Shares	12.18%	5.000%
ZOT SM	Zardoya Otis SA	Primer Mercado	Ordinary Shares	1.32%	2.348%

* Your notes will be linked to the Basket Stocks, which will have the Initial Weight in the Basket, and not the weights in the index.

** Determined by the Calculation Agent, as described above.

*** The Initial Stock Prices and Multipliers will be determined on the Trade Date.

The index sponsor of the index divides the index stocks into industry sectors based on the Global Industry Classification Standard it has designed in conjunction with S&P Dow Jones Indexes. After accounting for the reweighting of the Basket Stocks as set forth above, the weightings of the industry sectors in the Basket as of February 19, 2015, were: Financials (33.20%), Energy (5.00%), Utilities (18.27%), Information Technology (5.00%), Health Care (3.89%), Consumer Staples (3.24%), Industrials (16.41%), Consumer Discretionary (10.00%) and Telecommunication Services (5.00%) (may not sum to 100% due to rounding). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector, and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Historical Information

The following graph is calculated to show the performance of the Basket during the period from January 1, 2012 through May 19, 2015, assuming the Basket Stocks were weighted as set forth herein and that the weightings were set on January 1, 2012 such that the Initial Basket Level of the Basket were 100, and illustrates the effect of the offset and/or correlation among the Basket Stocks during such period. The graph does not take into account the Upside Participation Rate, nor does it attempt to show your expected return on an investment in the notes. The historical values of the Basket should not be taken as an indication of its future performance.

The graphs below, except where otherwise indicated, show the daily historical Stock Prices of the Basket Stocks from January 1, 2010 through May 19, 2015. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the Basket Stock Issuers set forth below from publicly available information without independent verification.

Abertis Infraestructuras SA is an international group which manages mobility and telecommunications infrastructures through three business areas: tollroads, telecommunications infrastructures and airports.

ACS Actividades de Construccion y Servicios SA is an engineering and contracting company that develops civil and industrial infrastructures.

Amadeus IT Holding SA processes transactions for the global travel and tourism industry.

Banco Bilbao Vizcaya Argenta offers retail, wholesale and investment banking services. Banco Bilbao Vizcaya Argenta offers consumer and mortgage loans, private banking, asset management, insurance, mutual funds and securities brokerage services.

Banco De Sabadell SA offers commercial banking services. Banco De Sabadell SA offers private banking services, insurance and mortgage, consumer, student, credit card and building improvement loans.

Banco Popular Espanol offers commercial banking services. Banco Popular Espanol offers asset management and factoring services, mutual funds, pension plans, life insurance, venture capital and consumer, mortgage and real estate loans.

Banco Santander SA offers asset management services and retail, commercial and private banking. Banco Santander SA also offers consumer credit, mortgage loans, lease financing, factoring, mutual funds, pension funds, insurance, commercial credit, investment banking services, structured finance and advice on mergers and acquisitions.

Bankia SA accepts deposits and offers commercial banking services. Bankia SA offers retail banking, business banking, corporate finance, capital markets and asset and private banking management services.

Bankinter, SA is a financial services company.

Caixabank SA accepts deposits and offers banking services. Caixabank SA also offers portfolio management services, insurance, investment strategy advice, international banking services and other specialist financial services.

Distribuidora Internacional de Alimentacion SA provides the retail sale of food products through owned or franchised self-service stores and offers deposit and storage services for goods and products of all types.

Enagas SA imports, stores and transports natural gas.

Ferrovial SA is an infrastructure operator and industrial company, operating in the construction, airport, toll road and municipal services sectors.

Gas Natural SDG SA distributes natural gas in Spain and Latin America. Gas Natural SDG SA also operates gas storage facilities, owns and operates a fiber optic backbone telecommunications network, markets energy management products and household gas appliances and installs gas heating systems.

Grifols SA develops, manufactures and markets plasma derivatives, IV therapy, enteral nutrition, diagnostic systems and medical materials.

Iberdrola SA generates, distributes, trades and markets electricity.

Inditex designs, manufactures and distributes apparel.

International Consolidated Airlines Group SA provides international and domestic air passenger and cargo transportation services.

Mapfre SA offers insurance services, including health, life, homeowners, commercial, industrial risk, burial, accident, automobile and third-party liability insurance policies.

Red Electrica Corporacion SA maintains and operates Spain’s electricity transmission grid.

Repsol SA explores for and produces crude oil and natural gas. Repsol SA also refines petroleum and transports petroleum products and liquefied petroleum gas.

Telefonica SA provides telecommunications services, including fixed-line and mobile telephone, internet and data transmission services.

Zardoya Otis SA manufactures, installs and services elevators and elevator equipment.

TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Notes. This discussion applies only to initial investors in the Notes who:

• purchase the Notes at their “issue price,” which will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities or commodities;

• investors holding the Notes as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Note relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Note. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments of the Notes). Unless otherwise stated, the following discussion is based on the treatment of each Note as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.

Sale, Exchange or Settlement of the Notes. Upon a sale, exchange or settlement of the Notes, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Notes should be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. The IRS could, for instance, seek to treat a Note as a debt instrument.

If a Note were treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Notes every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Notes would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Other alternative federal income tax treatments of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Notes and the payment of proceeds from a sale, exchange or other disposition of the Notes, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Notes and the payment of proceeds from a sale, exchange or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Treatment upon Sale, Exchange or Settlement of the Notes

In general. Assuming the treatment of the Notes as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Notes will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Notes would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding the Notes on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Notes may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Notes at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition. A Non

U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Notes ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Notes were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Notes. If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Notes.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

CONTACT

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

WHERE YOU CAN FIND MORE INFORMATION

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Prospectus Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

ANNEX A

The MSCI Spain 25/50 Index

The MSCI Spain 25/50 Index is a free float-adjusted market capitalization index and is part of the MSCI Global Investable Market Indices, the methodology of which is described below. The index is considered to be a “standard” developed market index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the developed market of Spain.

Construction of the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets” or “emerging markets”. Spain is considered a developed market. All listed equity securities are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives, and most investment trusts are not eligible for inclusion in the equity universe.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes. The investability screens used to determine the investable equity universe in each market are:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. This minimum full market capitalization is referred to as the equity universe minimum size requirement. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•	First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.
•	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.
•	The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2014, the equity universe minimum size requirement was set at US$209,000,000. Companies with full market capitalizations below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, described below.

(ii)	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
(iii)	Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by (a) its twelve-month and three-month annualized traded value ratio (“AVTR”) and (b) its three-month frequency of trading. The AVTR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities. The aim of the twelve-month and three-month AVTR together with three-month frequency of trading is to select securities with a sound long and short-term liquidity. In the calculation of a security’s AVTR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of the 3-month AVTR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month AVTR, are required for the inclusion of a security in a market investable equity universe of a developed market such as Spain. Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not an index stock in a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. The foreign inclusion factor of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity market by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security or company. In general, a security must have a free float adjustment ratio of more than or equal to 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would comprise the standard index’s ability to fully and fairly represent the characteristics of the underlying market.
(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings and large primary or secondary offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index outside of a quarterly or semi-annual index review.
(vi)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

MSCI has announced that, effective with the November 2015 semi-annual index review, certain securities traded outside of their country of classification (i.e., “foreign listings”) will become eligible for inclusion in certain MSCI Country Investable Market Indexes within the MSCI Global Investable Market Indices. Foreign listings may become eligible to represent securities only from countries that meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI (All Country World Index) Investable Market Index.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for a standard index is 85%. As of October 2014, the global minimum size range for a developed market standard index is a full market capitalization of US$2,390,000,000 to US$5,500,000,000.

25/50 Methodology

The MSCI Spain 25/50 Index is derived from the MSCI Spain Index. The MSCI 25/50 Indices, which includes the index, take into account the investment limits imposed by the U.S. Internal Revenue Code on regulated investment companies in order for MSCI to offer a benchmarking alternative for regulated investment company compliant funds. One requirement of a regulated investment company is that at the end of each quarter of its tax year no more than 25% of the value of its assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets.

MSCI constructs the MSCI Spain 25/50 Index by applying these weight constraints to the non-constrained, free-float adjusted market capitalization weighted MSCI Spain Index at or as closely as possible to each quarterly rebalancing of the MSCI Spain Index. As a result, the index has the following constraints: (i) No issuer exceeds 25% of index weight, and (ii) all issuers with weight above 5% cannot exceed 50% of the index weight. MSCI also intends that the index minimizes the weight distance from the MSCI Spain Index and therefore applies its weightings using parameters designed to reduce the risk of variance from the MSCI Spain Index beyond standard mean-variance parameters. The methodology also applies a transaction cost as a proxy for index turnover on rebalancing. In addition, the minimum weight of any stock in the index cannot be below the weight of the smallest component in the MSCI Spain Index. A buffer rule resulting in a buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance with the weight constraints due to short term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing the index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

The MSCI Spain 25/50 Index currently has 23 index stocks.